Exhibit 3.1

FIRST AMENDMENT TO

FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

SILVER CAPITAL HOLDINGS LLC

THIS FIRST AMENDMENT TO THE FOURTH AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this “Amendment”) of SILVER CAPITAL HOLDINGS LLC, a Delaware limited liability company (the “Company”), is made effective as of January 21, 2025 (the “Effective Date”). Capitalized terms not otherwise expressly defined in this Amendment shall have the meanings assigned to such terms in the Company Agreement (as defined below).

RECITALS:

A.	The Members previously adopted the Fourth Amended and Restated Limited Liability Company Agreement of the Company dated as of December 17, 2024 (the “Company Agreement”).

B.

Section 11.1.2(d) of the Company Agreement provides that amendments to the Company Agreement that do not have any material adverse effect on the Members may be made with the consent of the Board and without the need to seek consent of any Member.

C.	The Board desires to amend the Company Agreement as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Board agrees as follows:

1.	Amendment to Company Agreement.

(a) The second sentence of Section 3.4.2(a) of the Company Agreement, titled Drawdowns, shall be amended and restated as follows:

“The Pantheon Member will be required to make Capital Contributions (up to the amount of its Undrawn Commitment) to purchase Common Units each time the Company delivers a Drawdown Notice pursuant to, and in accordance with, this Agreement, which shall be in substantially the form attached hereto as Exhibit 2 and will be delivered in respect of such Commitment at least ten (10) Business Days prior to the required funding date (a “Drawdown Date,” and such drawdown notice, the “Drawdown Notice”).”

2.

Effect of Amendment. Except as expressly amended hereby, the Company Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms. This Amendment is to be read and construed with the Company Agreement as constituting one and the same agreement. Except as specifically modified by this Amendment, all remaining provisions, terms and conditions of the Company Agreement shall remain in full force and effect without modification.

3.

No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Amendment or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance. Further, no party waives any claim, right, defense or similar against the other except for those matters set forth at length herein.

4.

Miscellaneous. This Amendment shall be effective as of the Effective Date. This Amendment maybe executed in multiple counterparts (including by means of electronic transmission), any one of which need not contain the signatures of more than one signatory hereto, but all such counterparts taken together shall constitute one and the same instrument. This Amendment may only be amended in accordance with the provisions of the Company Agreement. The validity, construction, interpretation, administration and effect of this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (including Section 18-1101(a) and Section 18-1101(b) of the Delaware Act), without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[Remainder of page left intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the undersigned being all of the members of the Board have executed this Amendment on this 21st day of January 2025, but it is effective for all purposes as of the Effective Date.

BOARD:

/s/ Jaime Ardila
Jaime Ardila

/s/ Ross J. Kari
Ross J. Kari

/s/ Susan B. McGee
Susan B. McGee

/s/ Katherine (“Kaysie”) Uniacke
Katherine (“Kaysie”) Uniacke

[Signature Page to the First Amendment to the LLC Agreement]